Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2017 Financial Results

•	Total revenue of $20.6 million, up 20% year-over-year

•	All-time high quarterly licensing revenue of $10.4 million, up 38% year-over-year

•	GAAP and non-GAAP fully diluted EPS growth of 31% and 33% year-over-year

•	Thirteen agreements signed, including second portfolio license agreement

MOUNTAIN VIEW, Calif. – August 03, 2017 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the second quarter ended June 30, 2017.

Total revenue for the second quarter of 2017 was $20.6 million, a 20% increase compared to $17.1 million reported for the second quarter of 2016. Second quarter 2017 licensing and related revenue was $10.4 million, an increase of 38% when compared to $7.5 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2017 was $10.2 million, an increase of 6% when compared to $9.6 million reported for the second quarter of 2016.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are pleased to have delivered strong financial results that exceeded the high end of our guidance range. Our licensing business is thriving, with key industry players committing to our IP portfolio and roadmap. On royalties, we are encouraged by the consistent growth in shipments of our non-baseband products, including the initial shipments of CEVA-powered vision processors in smartphones and cellular processors in base stations. Overall, the strong demand for our technologies reaffirms the unique value of our broad product portfolio for the ‘smart and connected’ world.”

GAAP net income for the second quarter of 2017 increased 44% to $3.9 million, compared to $2.7 million reported for the same period in 2016. GAAP diluted earnings per share for the second quarter of 2017 increased 31% to $0.17 from $0.13 a year ago. GAAP net income and diluted earnings per share for the second quarter of 2017 included a tax benefit of approximately $1.8 million as a result of a conclusion of a tax audit.

Non-GAAP net income and diluted earnings per share for the second quarter of 2017 were $6.3 million and $0.28, respectively, representing a 38% and 33% increase, respectively, over the $4.6 million and $0.21 reported for the second quarter of 2016. Non-GAAP net income and diluted earnings per share for the second quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $2.1 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves. Net income and diluted earnings per share for the second quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.6 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed thirteen license agreements. Seven of the agreements were for CEVA DSP cores, platforms and software, five were for CEVA connectivity IPs and one was a portfolio license agreement. Eleven of the licensing agreements signed during the quarter were for non-handset baseband applications and one was for a handset baseband application. Four were with first-time customers of CEVA. Customers’ target markets for the licenses include smartphones, automotive ADAS, drones, surveillance cameras, wearables, industrial IoT and a variety of Bluetooth and Wi-Fi connected consumer and medical products. Geographically, six of the deals signed were in China, three were in the U.S., one was in Europe and three were in the APAC region.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our licensing business continues to go from strength to strength, resulting in both all-time record high licensing revenue for the second quarter and backlog for the third quarter, as well as a stellar sales pipeline. Notably, we signed a multi-year portfolio agreement with a major customer, further adding to our backlog. We also managed to further strengthen our balance sheet during the quarter, with our cash balance, marketable securities and bank deposits totaling $170 million, with no debt.”

CEVA Conference Call

On August 03, 2017 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/21746. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10110214) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 10, 2017. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging, computer vision and deep learning for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the Company’s licensing business thriving and the Company being encouraged by the consistent growth in shipments of its non-baseband products, as well as the unique value of the Company’s broad product portfolio. Forward looking statements also include Mr. Arieli’s statement about backlog for the third quarter and stellar sales pipeline. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Unaudited
Revenues:
Licensing and related revenues	$10,337	$7,470	$19,872	$16,120
Royalties	10,238	9,633	21,990	17,491

Total revenues	20,575	17,103	41,862	33,611

Cost of revenues	1,608	1,403	3,304	3,031

Gross profit	18,967	15,700	38,558	30,580

Operating expenses:
Research and development, net	10,509	7,811	20,382	15,725
Sales and marketing	3,427	2,855	6,365	5,700
General and administrative	2,552	2,078	4,677	4,068
Amortization of intangible assets	309	309	618	618

Total operating expenses	16,797	13,053	32,042	26,111

Operating income	2,170	2,647	6,516	4,469
Financial income, net	755	561	1,326	1,002

Income before taxes on income	2,925	3,208	7,842	5,471
Income taxes expense (benefit)	(983)	497	(173)	960

Net income	3,908	2,711	8,015	4,511

Basic net income per share	$0.18	$0.13	$0.37	$0.22
Diluted net income per share	$0.17	$0.13	$0.36	$0.21
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,712	20,604	21,556	20,562
Diluted	22,563	21,371	22,376	21,149

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
	Unaudited
GAAP net income	$3,908	$2,711	$8,015	$4,511
Equity-based compensation expense included in cost of revenue	114	54	205	114
Equity-based compensation expense included in research and development expenses	972	775	1,843	1,421
Equity-based compensation expense included in sales and marketing expenses	370	255	659	502
Equity-based compensation expense included in general and administrative expenses	722	525	1,420	1,046
Income tax benefit related to equity-based compensation expenses	(69)	(53)	(184)	(97)
Amortization of intangible assets related to RivieraWaves transaction	309	309	618	618

Non-GAAP net income	$6,326	$4,576	$12,576	$8,115

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,563	21,371	22,376	21,149

Weighted-average number of shares related to outstanding stock-based awards (in thousands)	269	344	315	397

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,832	21,715	22,691	21,546

GAAP diluted net income per share	$0.17	$0.13	$0.36	$0.21
Equity-based compensation expense, net of taxes	$0.10	$0.07	$0.16	$0.14
Amortization of intangible assets related to RivieraWaves transaction	$0.01	$0.01	$0.03	$0.03

Non-GAAP diluted net income per share	$0.28	$0.21	$0.55	$0.38

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30, 2017	December 31, 2016 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$17,103	$18,401
Marketable securities and short term bank deposits	102,897	108,115
Trade receivables, net	10,389	15,044
Prepaid expenses and other current assets	4,819	3,152

Total current assets	135,208	144,712

Long-term assets:
Bank deposits	50,196	29,977
Severance pay fund	8,956	7,941
Deferred tax assets	2,701	2,252
Property and equipment, net	6,157	4,805
Goodwill	46,612	46,612
Intangible assets, net	2,360	2,978
Other long term assets	4,093	3,218

Total assets	$256,283	$242,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$290	$571
Deferred revenues	3,388	6,258
Accrued expenses and other payables	13,502	15,766

Total current liabilities	17,180	22,595

Long-term liabilities:
Accrued severance pay	9,450	8,349

Total liabilities	26,630	30,944

Stockholders’ equity:
Common stock:	22	21
Additional paid in-capital	213,504	212,103
Treasury stock	(29,060)	(39,507)
Accumulated other comprehensive loss	(278)	(497)
Retained earnings	45,465	39,431

Total stockholders’ equity	229,653	211,551

Total liabilities and stockholders’ equity	$256,283	$242,495

(*)	Derived from audited financial statements